Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement on Form S-3 of CASI Pharmaceuticals, Inc. of our report dated March 31, 2017 on our audits of the consolidated financial statements of CASI Pharmaceuticals, Inc. as of December 31, 2016 and 2015 and for the years then ended, which report is included in the Annual Report on Form 10-K of CASI Pharmaceuticals, Inc. for the year ended December 31, 2016. We also consent to the reference to our Firm under the caption “Experts.”

/s/ CohnReznick LLP

Roseland, New Jersey

January 25, 2018